SCHEDULE A
to the Investment Advisory Agreement

(as amended on October 18, 2018, effective on or about November 28, 2018)

Series or Fund of Advisors Series Trust	Annual Fee Rate
O'Shaughnessy All Cap Core Fund	0.55% of average net assets
O'Shaughnessy Enhanced Dividend Fund	0.65% of average net assets
O'Shaughnessy Small/Mid Cap Growth Fund	0.60% of average net assets
O'Shaughnessy Market Leaders Value Fund	0.55% of average net assets up to $25 million, 0.45% of average net assets up to $100 million, 0.35% of average net assets in excess of $100 million
O'Shaughnessy Small Cap Value Fund	0.80% of average net assets up to $25 million, 0.75% of average net assets up to $100 million, 0.60% of average net assets in excess of $100 million

ADVISORS SERIES TRUST	O'SHAUGHNESSY ASSET MANAGEMENT, LLC
on behalf of the Funds listed on Schedule A

By: /s/ Emily R. Enslow	By: /s/ Raymond Amoroso, III
Name: Emily R. Enslow	Name: Raymond Amoroso, III, Esq.
Title: Vice President and Secretary	Title: Chief Compliance Officer